EXHIBIT 10.1

AMENDMENT NO. 4
TO THE
ACE CASH EXPRESS, INC.
1997 STOCK OPTION PLAN

     Ace Cash Express, Inc. (the “Company”) hereby amends the Ace Cash Express, Inc. 1997 Stock Option Plan (the “Plan”), effective as set forth herein.

     WHEREAS, the Plan was adopted by the Board of Directors of the Company on August 4, 1997, and has been amended thrice since then; and

     WHEREAS, the Company desires to amend the Plan further in certain respects as set forth herein to authorize restricted stock grants under the Plan;

     NOW, THEREFORE, pursuant to the provisions of Section 17 of the Plan, the Company amends the Plan as follows:

1.	The title or name of the Plan is hereby amended to be the “Ace Cash Express, Inc. 1997 Stock Incentive Plan.” The definition of “Plan” in Section 21(j) of the Plan is hereby amended to correspond to the title or name of the Plan as so amended, and all references to the Plan in any agreement or document shall be deemed to be to the title or name as so amended.

2.	Section 1 of the Plan is hereby amended to read in its entirety as follows:

1. PURPOSE. The purpose of the Plan is to provide key employees with a proprietary interest in the Company through the granting of options and Restricted Stock Awards which will

(a)	increase the interest of the key employees in the Company’s and its Subsidiaries’ welfare;

(b)	furnish an incentive to the key employees to continue their services for the Company and its Subsidiaries; and

(c)	provide a means through which the Company and its Subsidiaries may attract able persons to enter its employ.

3.	The first sentence of Section 3 of the Plan is hereby amended to read in its entirety as follows:

The Committee shall, from time to time, select the particular key employees of the Company and its Subsidiaries to whom options and Restricted Stock Awards are to be granted and who will, upon such grant, become participants in the Plan. For purposes of the Plan, “key employees” are those officers and employees whose performance and responsibilities are determined by the Committee to be influential to the success of the Company and its Subsidiaries.

4.	Section 5 of the Plan is hereby amended to read in its entirety as follows:

5. SHARES SUBJECT TO PLAN. The Board may not grant options and Restricted Stock Awards under the Plan in the aggregate for more than 1,715,000 shares of Common Stock of the Company, including (without limitation) to any key employee, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization, or the like of or by the Company. Shares to be optioned and sold or to be granted as Restricted Stock Awards may be made available or granted from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration, forfeiture or cancellation of an option or Restricted Stock Award or otherwise are no longer subject to purchase pursuant to an option, or are no longer outstanding as a Restricted Stock Award, granted under the Plan may be re-offered under the Plan.

5.	Section 7 of the Plan is hereby amended to read in its entirety as follows:

7. ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options and Restricted Stock Awards to key employees of the Company or its Subsidiaries. The grant of an option or a Restricted Stock Award to a key employee shall not be deemed to entitle the employee to, or to disqualify the employee from, participation in any other grant of options or Restricted Stock Awards under the Plan.

6.	Section 12 of the Plan is hereby amended by changing the caption of it to “PAYMENT AND EXERCISE OF OPTION.” and by adding to it, as the second paragraph of Section 12, all of the text of Section 13 of the Plan other than the number designation and the caption of Section 13, so that all of Section 13 of the Plan (other than the number designation) is combined with, as a part of, Section 12 of the Plan.

7.	The Plan is hereby amended by deleting the existing Section 13 as a separate section and adding a new Section 13 to the Plan to read as follows:

13. TERMS AND CONDITIONS OF RESTRICTED STOCK AWARDS. Each Restricted Stock Agreement shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. The terms and conditions of such Restricted Stock Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical, but each such Restricted Stock Agreement shall be subject to the terms and conditions of this Section 13.

     (a)  Forfeiture Restrictions. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Grantee and to an obligation of the Grantee to forfeit and surrender the shares to the Company under certain circumstances (“Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse on the passage of time, the attainment of one or more performance targets established by the Committee, or the occurrence of such other event or events determined to be appropriate by the Committee. The Forfeiture Restrictions applicable to a particular Restricted Stock Award (which may differ from any other such Restricted Stock Award) shall be stated in the Restricted Stock Agreement.

     (b)  Restricted Stock Awards. At the time any Restricted Stock Award is granted under the Plan, the Company and the Grantee shall enter into a Restricted Stock Agreement setting forth each of the matters addressed in this Section 13 and such other matters as the Committee may determine to be appropriate. Shares of Common Stock granted pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Grantee of such Restricted Stock Award. The Grantee shall have the right to receive dividends with respect to the shares of Common Stock subject to a Restricted Stock Award, to vote the shares of Common Stock subject thereto and to enjoy all other shareholder rights with respect to the shares of Common Stock subject thereto, except that, unless provided otherwise in the Restricted Stock Agreement, (i) the Grantee shall not be entitled to delivery of the shares of Common Stock or the certificate representing them until the Forfeiture Restrictions have expired, (ii) the Company or an escrow agent shall retain custody of the shares of Common Stock and the certificate representing them until the Forfeiture Restrictions have expired, (iii) the Grantee may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares of Common Stock until the Forfeiture Restrictions subject thereto have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of any Restricted Stock Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to the Restricted Stock Award, including (without limitation) rules pertaining to the termination of the Grantee’s employment with the Company or a Subsidiary (by retirement, disability, death or otherwise) before expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall also be set forth in a Restricted Stock Agreement made in connection with the Restricted Stock Award.

     (c)  Rights and Obligations of Grantee. One or more stock certificates representing shares of Common Stock, free of Forfeiture Restrictions, shall be delivered to the Grantee promptly after, and only after, the Forfeiture Restrictions with respect to such shares have expired. Each Restricted Stock Agreement shall require that (i) the Grantee, by his or her acceptance of the Restricted Stock Award, shall irrevocably grant to the Company a power of attorney to transfer any shares so forfeited to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer, and (ii) such provisions regarding transfers of forfeited shares of Common Stock shall be specifically performable by the Company in a court of equity or law.

     (d)  Restriction Period. The Restriction Period for a Restricted Stock Award shall commence on the date of grant of the Restricted Stock Award and, unless otherwise established by the Committee and stated in the corresponding Restricted Stock Agreement, shall expire upon satisfaction of the conditions set forth in the Restricted Stock Agreement pursuant to which the Forfeiture Restrictions will lapse.

     (e)  Securities Restrictions. The Committee may impose other conditions on any shares of Common Stock subject to a Restricted Stock Award as it may deem advisable, including, without limitation, (i) restrictions under applicable state or federal securities laws, and (ii) the requirements of any stock exchange or market quotation system upon which shares of Common Stock are then listed or quoted.

     (f)  Payment for Restricted Stock. The Committee shall determine the amount and form of any payment required to be made for shares of Common Stock subject to a Restricted Stock Award. In the absence of such a determination, the Grantee shall not be required to make any payment for shares of Common Stock subject to a Restricted Stock Award, except to the extent otherwise required by law.

     (g)  Forfeiture of Restricted Stock. Subject to the provisions of the particular Restricted Stock Agreement, on termination of the Grantee’s employment with the Company or a Subsidiary during the Restriction Period, the shares of Common Stock subject to the Restricted Stock Award shall be forfeited by the Grantee. Upon any forfeiture, all rights of the Grantee with respect to the forfeited shares of Common Stock subject to the Restricted Stock Award shall cease and terminate, without any further obligation on the part of the Company, except that if so provided in the Restricted Stock Agreement applicable to the Restricted Stock Award, the Company shall repurchase each of the shares of Common Stock forfeited for the purchase price per share paid by the Grantee. The Committee will have discretion to determine whether the employment of a Grantee has terminated and the date on which such employment terminated and whether the Grantee’s employment terminated as a result of the disability of the Grantee.

     (h)  Lapse of Forfeiture Restrictions in Certain Events; Committee’s Discretion. Notwithstanding the provisions of Section 13(g) or any other provision in the Plan to the contrary, the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to the Grantee pursuant to a Restricted Stock Award, and upon such vesting, all Forfeiture Restrictions applicable to such Restricted Stock Award shall lapse or terminate. Any action by the Committee pursuant to this Section 13(h) may vary among individual Grantees and may vary among the Restricted Stock Awards held by any individual Grantee. Notwithstanding the preceding provisions of this Section 13(h), the Committee may not take any action described in this Section 13(h) with respect to a Restricted Stock Award that has been designed to meet the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code.

8.	Section 14 of the Plan is hereby amended by restating the first paragraph and the first sentence of the second paragraph thereof to read in their entirety as follows:

     The number of shares of Common Stock covered by each outstanding option and each outstanding Restricted Stock Award granted under the Plan and the option or purchase price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, sale of all or substantially all outstanding capital stock, recapitalization, merger, consolidation, separation, reorganization, sale of all or substantially all assets, liquidation, or the like of or by the Company.

     In the event of a merger, consolidation, share exchange, sale of all or substantially all outstanding capital stock, reorganization, sale of all or substantially all assets, liquidation, recapitalization, separation, or the like of or by the Company, (i) the Company (acting by or through the Board or the Committee) may make such arrangements as it deems advisable with respect to outstanding options granted under the Plan, and those arrangements shall be binding upon each participant who holds an outstanding option granted under the Plan, including (without limitation) arrangements for the substitution of new options for any options then outstanding (by conversion or otherwise), the assumption of any such outstanding options, or the payment for any such outstanding options, and (ii) unless the terms of the applicable Restricted Stock Agreement otherwise provide, the Forfeiture Restrictions applicable to each outstanding Restricted Stock Award shall lapse and shares of Common Stock subject to such Restricted Stock Award shall be released from escrow, if applicable, and delivered to the Grantees free of any Forfeiture Restriction.

9.	Section 21 of the Plan is hereby amended by adding new paragraphs (l), (m), (n), and (o), following paragraph (k), to read in their entirety as follows:

(l) “Grantee” means a key employee to whom a Restricted Stock Award has been granted under the Plan.

(m) “Restriction Period” means the period during which the Common Stock under a Restricted Stock Award is nontransferable and subject to Forfeiture Restrictions, as defined in Section 13(a) of the Plan, set forth in the related Restricted Stock Agreement.

(n) “Restricted Stock Agreement” means the written agreement evidencing the grant of a Restricted Stock Award executed by the Company and the Grantee, including (without limitation) any amendments thereto. Each Restricted Stock Agreement shall be subject to the terms and conditions of the Plan.

(o) “Restricted Stock Award” means an award, granted under Section 13 of this Plan, of shares of Common Stock issued to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions and other terms and conditions as are established by the Committee.

     IN WITNESS WHEREOF, the Company has caused this Amendment No. 4 to be executed and effective as of the 10th day of September, 2002.

ACE CASH EXPRESS, INC.

By:	/s/ JOE W. CONNER